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                                                                      EXHIBIT 23



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report on Form 10-K of CN Biosciences, Inc., and in the Registration Statements (Form S-8 File Nos. 333-16527 and 333-32891) pertaining to the Company's Amended and Restated 1992 Stock Option Plan of our report dated February 27, 1998, included in the 1997 Annual Report to Stockholders of CN Biosciences, Inc.

Our audits also included the financial statement schedule of CN Biosciences, Inc. listed in Item 14(a). This schedule is the responsibility of CN Biosciences, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        ERNST & YOUNG LLP

San Diego, California
March 10, 1998